Exhibit (a)(1)(YYY)

ROYALTY PHARMA STATEMENT REGARDING WITHDRAWAL OF ELAN LAWSUIT

Elan’s US Lawsuit Was Entirely Without Merit, Royalty Pharma Says

Voluntary Withdrawal Confirms that Disclosures Have Been Full and Accurate, and Investors Have All Information Needed to Consider Royalty Pharma’s Increased Tender Offer

New York – June 10, 2013 - Royalty Pharma announced today that Elan voluntarily withdrew the lawsuit it had filed on an expedited basis only one week ago in New York federal court.   That suit claimed that Royal Pharma’s tender offer disclosures were inadequate.  As explained in Royalty Pharma’s response to Elan’s complaint, served on Elan just yesterday, Elan’s claims were entirely without merit, and in any event were rendered irrelevant by the amended disclosures Royalty Pharma filed Friday, June 7.  Faced with the prospect of an embarrassing loss, Elan has chosen to walk away.  The voluntary withdrawal confirms that Royalty Pharma’s disclosures have been full and accurate, and that investors have all the information they require to consider Royalty Pharma’s highly compelling tender offer.

By voluntarily dismissing its claim today, Elan also avoids having to defend in open court its conduct with respect to the ADS record date.  Indeed, it was less than two hours after Royalty Pharma served discovery requests seeking to learn more information regarding Elan’s board and senior management actions around the record date that Elan promptly dismissed its lawsuit.  Elan had also refused to allow Royalty Pharma to file publicly any of the emails or other documents it obtained from Elan in connection with its defense of Elan’s lawsuit, or even to file Royalty Pharma’s brief without redacting information from Elan’s internal emails about the ADS record date.

Elan now claims the ADS record date has always been May 23, despite documentary proof that on May 22 and May 23, Elan’s investor relations department told numerous investors the record date would be June 13.  Royalty Pharma believes that many investors have been deprived of their right to vote at the June 17 extraordinary general meeting as a result of Elan’s actions relating to the record date.

“The prospect that emails and other evidence uncovered by Royalty Pharma in connection with its defense of the lawsuit would see the light of day, and that Elan would have to defend its conduct in open court, may well have played a part in Elan’s abrupt decision to abandon the claim,” said George Lloyd, Executive Vice President of Royalty Pharma.

The voluntary dismissal validates Royalty Pharma’s prior statement that Elan’s lawsuits were nothing more than tactics undertaken by Elan to deprive its own shareholders of the opportunity to consider Royalty Pharma’s offer.

VOTE “AGAINST” ALL FOUR OF ELAN’S PROPOSED RESOLUTIONS

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove, BofA Merrill Lynch, together with its affiliate Merrill Lynch International, Groton Partners and Investec are acting as financial advisers to Royalty Pharma.

Further information relating to the Further Increased Offer, including all announcements issued by or on behalf of Royalty Pharma, is available at www.royaltypharma.com.

Capitalized terms used but not defined in this announcement have the meaning given to them in the Further Revised Offer Document.

ENQUIRIES

Royalty Pharma
Pablo Legorreta
George Lloyd
Tel: +1 212 883 2275

J.P. Morgan (financial adviser)
Henry Gosebruch (New York, Tel: +1 212 270 6000)
Dwayne Lysaght / James Mitford / Christopher Dickinson (London, Tel: +44 (0) 20 7742 4000)

BofA Merrill Lynch (financial adviser)
Philip Noblet / Peter Luck / Geoff Iles (London, Tel: +44 (0) 20 7996 1000)

Investec (financial adviser)
Tommy Conway / Jonathan Simmons (Dublin, Tel: +353 (0)1 611 5611)

Abernathy MacGregor (PR adviser)
Tom Johnson / Chuck Burgess
Tel: +1 212 371 5999

Maitland (PR adviser)
Tom Buchanan
Tel: +44 (0) 20 7379 5151

Mackenzie Partners (Information Agent)
Daniel Burch
Charles A. Koons
Robert C. Marese
Tel: + 1 212 929 5500 (Collect) or +1 800 322 2885 (Toll Free)

FURTHER INFORMATION

The distribution of this announcement in, into, or from, certain jurisdictions other than Ireland, the United Kingdom and the United States may be restricted or affected by the laws of those jurisdictions.  Accordingly, copies of this announcement are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore persons who receive this announcement (including without limitation nominees, trustees and custodians) and are subject to the laws of any jurisdiction other than Ireland, the United Kingdom and the United States who are not resident in Ireland, the United Kingdom or the United States will need to inform themselves about, and observe any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction.

Additional Notice to US Investors

This announcement is not a substitute for the Further Increased Offer Document and the Revised Acceptance Documents that Royalty Pharma filed with the Securities and Exchange Commission (“SEC”) on Amendment No. 12 to Schedule TO on June 10, 2013, or any other document that Royalty Pharma has filed and may file with the SEC in connection with the Offer.  ELAN STOCKHOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE FURTHER INCREASED OFFER.  Any such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to any of the persons listed above.

The Offer is and will be made in the United States pursuant to the US Exchange Act subject to certain exemptive relief which has been granted in respect of the Offer by the SEC and otherwise in accordance with the requirements of the Irish Takeover Rules.  Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that may be different from those typically applicable under U.S. domestic tender offer procedures and law.  In addition, the Original Offer Document, the Revised Offer Document, the Further Revised Offer Document and any other documents relating to the Offer have been or will be prepared in accordance with the Irish Takeover Rules and Irish disclosure requirements, format and style, all of which may differ from those in the United States.

Elan is incorporated under the laws of Ireland.  Some of the directors of Elan are resident in countries other than the United States.  As a result, it may not be possible for United States holders of Elan Stock to effect service of process within the United States upon Elan or such directors of Elan or to enforce against any of them judgements of the United States predicated upon the civil liability provisions of the federal securities laws of the United States.  It may not be possible to sue Elan or its officers or directors in a non-US court for violations of US securities laws.  In addition, US holders of Elan Stock should be aware that, if Royalty Pharma elects to proceed pursuant to a scheme of arrangement (as described in the Original Offer Document, the Revised Offer Document and the Further Revised Offer Document), the federal securities laws of the United States may not be applicable.

Additional Information

Any response in relation to the Further Increased Offer (including any acceptance thereof) should be made only on the basis of the information contained in the Further Revised Offer Document, the Further Revised Acceptance Documents or any other document by which the Further Increased Offer is made.
Royalty Pharma reserves the right, with the consent of the Irish Takeover Panel, to elect to implement the acquisition of Elan by way of court-approved scheme of arrangement under Section 201 of the Companies Act 1963 of Ireland.

Responsibility Statements

The directors of Royalty Pharma accept responsibility for the information contained in this announcement, save that the only responsibility accepted by the directors of Royalty Pharma in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the directors of Royalty Pharma to verify this information).  To the best of the knowledge and belief of the directors of Royalty Pharma (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

The managing member of RP Management accepts responsibility for the information contained in this announcement, save that the only responsibility accepted by the managing member of RP Management in respect of the information in this announcement relating to Elan, the Elan Group, the Board of Elan and the persons connected with them, which has been compiled from published sources, has been to ensure that such information has been correctly and fairly reproduced or presented (and no steps have been taken by the managing member of RP Management to verify this information).  To the best of the knowledge and belief of the managing member of RP Management (having taken all reasonable care to ensure that such is the case), the information contained in this announcement for which he accepts responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

J.P. Morgan, together with its affiliate J.P. Morgan Cazenove (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of J.P. Morgan or its affiliates, or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

BofA Merrill Lynch, together with its affiliate Merrill Lynch International (which is authorised and regulated by the Financial Conduct Authority in the United Kingdom), is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of BofA Merrill Lynch or its affiliates or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

Groton Partners is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be, responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to its clients or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

Investec Corporate Finance Ireland Limited trading as Investec is regulated by the Central Bank of Ireland and is acting exclusively for Royalty Pharma and RP Management in connection with the matters described in this announcement and for no one else, and is not, and will not be responsible to anyone other than Royalty Pharma and RP Management for providing the protections afforded to clients of Investec Corporate Finance Ireland Limited or for providing advice in relation to the Further Increased Offer or any other matters referred to in this announcement.

Forward-looking Statements

This announcement may include certain “forward looking statements” with respect to the business, strategy and plans of Royalty Pharma and its expectations relating to the Further Increased Offer and Elan’s future financial condition and performance. Statements that are not historical facts, including statements about Elan or Royalty Pharma or Royalty Pharma’s belief and expectation, are forward looking statements. Words such as “believes”, “anticipates”, “estimates”, “expects”, “intends”, “aims”, “potential”, “will”, “would”, “could”, “considered”, “likely”, and variations of these words and similar future or conditional expressions are intended to identify forward looking statements but are not the exclusive means of identifying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon future circumstances that may or may not occur.

Examples of such forward looking statements include (but are not limited to) statements about expected benefits and risks associated with the Further Increased Offer; projections or expectations of profit attributable to shareholders; anticipated provisions or write-downs, economic profit, dividends, capital structure or any other financial items or ratios; statements of plans, objectives or goals of Elan, the Elan Group, RP Management or Royalty Pharma following the Further Increased Offer; statements about the future trends in interest rates, liquidity, foreign exchange rates, stock market levels and demographic trends and any impact that those matters may have on Elan, the Elan Group, RP Management or Royalty Pharma following the Further Increased Offer; statements concerning any future Irish, US or other economic environment or performance; statements about strategic goals, competition, regulation, regulatory approvals, dispositions and consolidation or technological or regulatory developments; and statements of assumptions underlying such statements.

Forward looking statements only speak as of the date on which they are made, and the events discussed in this announcement may not occur. Subject to compliance with applicable law and regulation, Royalty Pharma is not under any obligation to update publicly or revise forward looking statements, whether as a result of new information, future events or otherwise.

Rule 8 - Dealing Disclosure Requirements

Under the provisions of Rule 8.3 of the Irish Takeover Rules, if any person is, or becomes, “interested” (directly or indirectly) in 1% or more of any class of “relevant securities” of Elan, all “dealings” in any “relevant securities” of Elan (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by not later than 3.30 pm (Irish time) on the “business day” following the date of the relevant transaction. This requirement will continue until the date on which the Further Increased Offer becomes or is declared unconditional as to acceptances or lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an “interest” in “relevant securities” of Elan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all “dealings” in “relevant securities” of Elan by Elan or Royalty Pharma, or by any of their respective “associates” must also be disclosed by no later than 12 noon (Irish time) on the “business day” following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can be found on the Irish Takeover Panel’s website.

If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 (0)1 678 9020; fax number +353 (0)1 678 9289.

No Profit Forecast / Asset Valuations

No statement in this announcement constitutes a profit forecast for any period, nor should any statement be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Royalty Pharma, RP Management or Elan as appropriate. No statement in this announcement constitutes an asset valuation.